Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
SPEEDCOM WIRELESS CORPORATION

(Originally incorporated on March 18, 1996)

The undersigned, for the purpose of amending and restating the Certificate of Incorporation of SPEEDCOM Wireless Corporation, a corporation duly organized and existing under the Delaware General Corporation Law (the “Corporation),” does certify that:

1.  The present name of the Corporation is “SPEEDCOM Wireless Corporation.” The Corporation was originally incorporated in the State of Delaware under the name “Laminating Technologies, Inc.” The original Certificate of Incorporation of the Corporation (the “Original Certificate”) was filed with the Secretary of State of the State of Delaware on March 18, 1996.

2.  This Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Original Certificate, as the same has been amended prior to the date hereof.

3.  This Amended and Restated Certificate of Incorporation has been duly adopted and approved by the Board of Directors of the Corporation pursuant to Sections 242 and 245 of the Delaware General Corporation Law and has been duly adopted and approved by the stockholders of the Corporation in accordance with Sections 242 and 245 of the Delaware General Corporation Law.

4.  The Original Certificate, as amended, as restated and further amended herein, shall, at the effective time of this Amended and Restated Certificate of Incorporation, read as follows:

ARTICLE I

The name of the corporation is SPEEDCOM Wireless Corporation.

ARTICLE II

The registered office of the corporation is located at 30 Old Rudnick Lane, Suite 100, in the City of Dover, in the County of Kent, in the State of Delaware. The name of its initial registered agent at the address is Lexis Document Services Inc.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

The total number of shares of capital stock which the corporation is authorized to issue is 260,000,000, of which 250,000,000 shares shall be common stock, $0.001 par value per share (“Common Stock”), and 10,000,000 shall be preferred stock, $0.001 par value per share (“Preferred Stock”).

A.    Common Stock.

1.  Each share of Common Stock shall, subject to provisions contained elsewhere herein, have one vote, and except as provided by resolutions adopted by the corporation’s board of directors providing for the issuance of any class or series of Preferred Stock, the exclusive voting power for all purposes shall be vested in the holders of Common Stock.

2.  Subject to any preferential rights of holders of Preferred Stock, holders of Common Stock shall be entitled to receive their pro rata share, based upon the number of shares of Common Stock held by them, of such dividends or other distributions as may be declared by the board of directors from time to time, and of any distribution, after the payment or provision for payment of debts and other liabilities of the corporation, of the assets of the corporation upon its liquidation, dissolution or winding up, whether voluntary or involuntary.

B.    Preferred Stock.

1.  The Preferred Stock may be issued from time to time in one or more class or series pursuant to a resolution or resolutions providing for such issue duly adopted by the board of directors (authority to do so being hereby expressly vested in the board). The board of directors is further authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued class or series of Preferred Stock and to fix the number of shares of any class or series of Preferred Stock and the designation of any such class or series of Preferred Stock. The board of directors, within the limits and restrictions stated in any resolution or resolutions of the board of directors originally fixing the number of shares constituting any class or series, may increase or decrease (but not below the number of shares in any such class or series then outstanding) the number of shares of any class or series subsequent to the issue of shares of that class or series.

The authority of the board of directors with respect to each such class or series shall include, without limitation of the foregoing, the right to determine and fix:

(a)  the distinctive designation of such class or series and the number of shares to constitute such class or series;

(b)  the rate at which dividends on the shares of such class or series shall be declared and paid, or set aside for payment, whether cumulative or accruing, and whether the shares of such class or series shall be entitled to any participating or other dividends in addition to dividends at the rate so determined, and if so, on what terms;

(c)  the right or obligation, if any, of the corporation to redeem shares of the particular class or series of Preferred Stock and, if redeemable, the price, terms and manner of such redemption;

(d)  the special and relative rights and preferences, if any, and the amount or amounts per share, which the shares of such class or series shall be entitled to receive upon any voluntary or involuntary liquidation, dissolution or winding up of the corporation;

(e)  the terms and conditions, if any, upon which shares of such class or series shall be convertible into, or exchangeable for, shares of capital stock of any other class or series, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

(f)  the obligation, if any, of the corporation to retire, redeem or purchase shares of such class or series pursuant to a sinking fund or fund of a similar nature or otherwise, and the terms and conditions of such obligation;

(g)  voting rights, if any, on the issuance of additional shares of such class or series or any shares of any other class or series of Preferred Stock;

(h)  limitations, if any, on the issuance of additional shares of such class or series or any shares of any other class or series of Preferred Stock; and

(i)  such other preferences, powers, qualifications, special or relative rights and privileges thereof as the board of directors of the incorporation, may deem advisable and are not inconsistent with law and the provisions of this certificate of incorporation.

ARTICLE V

The corporation is to have perpetual existence.

ARTICLE VI

A.  Limitation of Liability.    To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or as may hereafter be amended, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

B.  Indemnification.    The corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person or his or her testator or intestate is or was a director, officer or employee of the corporation, or any predecessor of the corporation, or serves or served at any other enterprise as a director, officer or employee at the request of the corporation or any predecessor to the corporation.

C.  Amendments.    Neither any amendment nor repeal of this Article nor the adoption of any provision of the corporation’s certificate of incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE VII

The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this right.

ARTICLE VIII

A.  Number of Directors.    The number of directors which constitutes the whole board of directors of the corporation shall be designated in the bylaws of the corporation.

B.  Election of Directors.    Election of directors need not be by written ballot unless bylaws of the corporation shall so provide.

C.  Classes of Directors.    The directors shall be divided into three classes, as equal in number as possible, with the term of office of the first class to expire at the annual meeting of stockholders to be held in 2001, the term of office of the second class to expire at the annual meeting of stockholders to be held in 2002, and the term of office of the third class to expire at the annual meeting of stockholders to be held in 2003, with each director to hold office until his successor shall have been duly elected and qualified. At each annual meeting of stockholders following such initial classification, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election with each director to hold office until his successor shall have been duly elected and qualified.

ARTICLE IX

In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, alter, amend or repeal the bylaws of the corporation without the assent or vote of the stockholders. The stockholders shall not have the right to make, alter, amend or repeal the bylaws of the corporation.

ARTICLE X

No action shall be taken by the stockholders of the corporation except at an annual or special meeting of the stockholders called in accordance with the bylaws and no action shall be taken by the stockholders by written consent.

ARTICLE XI

Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide. The books of the corporation may be kept, subject to any provision contained in the statutes, outside of the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the corporation.

IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be hereunto affixed and this Amended and Restated Certificate of Incorporation to be executed by Michael Sternberg, its Chief Executive Officer, on this 3rd day of October, 2002.

Michael Sternberg Chief Executive Officer

ATTEST:

Sara Byrne Secretary